EXHIBIT 11
                            AULT INCORPORATED & SUBSIDIARY
                    COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                   (In Thousands of Dollars, Except Per Share Data)

                                                (Unaudited)
                                      Three Months        Nine Months
                                         Ended               Ended
                                     February 27,         February 27,
                                         2000                 2000

Basic EPS Computation

Net Income to Common Stockholders           $514               $1,037

Common Shares Outstanding:
  Beginning of Period                  4,391,787            4,372,789

  Common Shares from Exercise of
   Employee Stock Options
   Daily Weighted:                         1,437                5,256

Total Weighted Common Shares           4,393,224            4,378,045

Earnings Per Basic Common and
  Equivalent Shares Oustanding             $0.12                $0.24

Diluted EPS Computation

Net Income to Common Stockholders           $514               $1,037

Total Weighted Common Shares           4,393,224            4,378,045

Dilutive Potential Common Shares,
  Daily Weighted:
   Assumed Conversion of Outstanding
    Dilutive
      Employee Stock Options             304,439              263,826
      Employee Stock Purchase Plan        75,860               52,800

                                         380,299              316,626

Adjusted Weighted Average Shares       4,773,523            4,694,671

Earnings per Diluted Common and
  Equivalent Shares Outstanding            $0.11                $0.22


*For the third quarter of fiscal 2000 and fiscal 1999, options totaling 126,261 and 143,871, respectively, were excluded from dilutive EPS calculations because of their higher exercise prices compared to the market values.




                                   EXHIBIT 11 (cont.)

                            AULT INCORPORATED & SUBSIDIARY
                   COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
                  (In Thousands of Dollars, Except Per Share Data)

                                                   (Unaudited)
                                       Three Months       Nine Months
                                       February 28,       February 28,
                                           1999              1999

Basic EPS Computation

Net Income to Common Stockholders             $606             $1,544

Common Shares Outstanding:
  Beginning of Year                      4,161,758          4,161,758
    Daily Weighted:
     Common Shares from Exercise
      of Employee Stock Options              15,191              6,974
    Conversion of Notes                      32,001             10,667

Total Weighted Common Shares              4,208,950          4,179,399

Earnings Per Basic Common and
  Equivalent Shares Outstanding               $0.14              $0.37


Diluted EPS Computation

Net Income to Common Stockholders              $606             $1,544

Total Weighted Common Shares              4,208,950          4,179,399

Dilutive Potential Common Shares,
  Daily Weighted, Assumed Conversion
  of Outstanding Dilutive:
    Employee Stock Options                  242,117            167,220
    Employee Stock Purchase Plan              3,044                  0
    Convertible Note                          3,615              1,206

                                            248,776            168,426

Adjusted Weighted Average Shares*         4,457,726          4,347,825

Earnings per Diluted Common and
  Equivalent Shares Outstanding               $0.14              $0.36